UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

UAL CORPORATION

UNITED AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-06033 001-11355	36-2675207 36-2675206
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

77 W. Wacker Drive, Chicago, IL	60601
(Address of principal executive offices)	(Zip Code)

(312) 997-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

As previously disclosed in its Current Report on Form 8-K filed on December 9, 2009, United Air Lines, Inc. (the “Company”) announced its intention to place a widebody aircraft order for 25 Boeing 787-8 Dreamliner aircraft and 25 Airbus A350 XWB aircraft, with future purchase rights for an additional 50 planes of each aircraft type, subject to the availability of such aircraft at the time of exercise of the future purchase rights. On February 19, 2010, the Company entered into a purchase agreement with The Boeing Company for the 25 Boeing 787-8 Dreamliner aircraft. The Company’s order for the 25 Airbus A350 XWB aircraft is subject to the completion of a definitive written agreement that is expected to be finalized in the first quarter of 2010.

The 25 Boeing 787-8 Dreamliner aircraft and 25 Airbus A350 XWB aircraft are expected to be delivered between 2016 and 2019. In the event that the future purchase rights are exercised, delivery of the additional Boeing and Airbus aircraft is expected to occur between 2018 and 2026. The Company has certain aircraft substitution and delivery flexibility rights with respect to the new aircraft. After giving effect to these orders, the Company has total capital commitments, both aircraft and non-aircraft related, of approximately $8.0 billion, of which approximately $0.2 billion, $0.2 billion, $0.1 billion, $0.1 billion, $0.1 billion and $7.3 billion are due in 2010, 2011, 2012, 2013, 2014 and thereafter, respectively. Any incremental firm aircraft orders will increase the Company’s total future capital commitments.

The Boeing and Airbus aircraft order is part of the Company’s international fleet replacement program which provides for retirement of its international Boeing 747s and 767s between 2016 and 2019. The Company estimates that it will reduce its fuel costs and carbon emissions from the 25 Boeing 787-8 Dreamliner aircraft and 25 Airbus A350 XWB aircraft combined by approximately 33% compared with the aircraft they will replace. Additionally, the Company expects average lifetime maintenance costs for the 25 Boeing aircraft and 25 Airbus aircraft combined to be approximately 40% lower per available seat mile compared with the aircraft they will replace. The new aircraft will also enable service to a broader range of international destinations while providing customers with state-of-the-art cabin comfort.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

	By:	/s/ Kathryn A. Mikells
	Name:	Kathryn A. Mikells
	Title:	Executive Vice President and Chief Financial Officer
Date: February 25, 2010